EXHIBIT 10.29                                         AGREEMENT

         This agreement,  dated June 11, 1998, is between LS Capital Corporation
(LS), a publicly traded Delaware Corporation, Desert Minerals, Inc. and SWM Ventures, Inc., both Delaware subsidiaries of LS and Martin Blake an individual residing in Edmonton, Alberta, Canada (MB).

                                                      RECITALS

         WHEREAS MB will participate in an effort to develop proprietary technology, seek out and locate other proprietary processes from other sources for the extraction of precious metals from certain desert sands properties in the western United States and elsewhere.

         WHEREAS MB will be  initially  employed  at the Desert  Minerals,  Inc.
(DMI) pilot plant facility in Amargosa Valley, Nevada as Director of Research and Development reporting directly to Terry Christopher, President of (SWM).

         1. Salary - Your salary payable by DMI will be US $50,000 annually, payable semi-monthly effective upon your arrival at DMI for permanent employment with a work visa, which salary shall be reviewed not later than January 1, 1999.

         2. Work Schedule - As a salaried employee you are expected to work at least forty (40) hours per week and such additional hours as may be necessary to successfully perform your assignment. Salaried employees are not eligible for overtime but may request compensatory time off from the supervisor when they have worked exceptionally long hours. You will receive two (2) weeks of paid vacation for the first year and three (3) weeks in subsequent years.

         3. Signing Bonus. Upon execution of this letter agreement you will be paid a bonus in the form of 20,000 freely tradable shares of LS Capital Corporation at an agreed value of US $.25 per share.

         4.0 Stock Options. Upon execution of this letter agreement you will be granted options to purchase a total of 100,000 shares of its common stock as follows: 40,000 shares at $.50, 30,000 shares at $.75 and 30,000 shares at $1.00; 25% of each option will be vested immediately and 25% will vest on each one year anniversary of the option grant so that 100% of the options will be vested on the third anniversary of the option grant.

         4.1 You will be granted options to purchase 250,000 shares of SWM Ventures, Inc. common stock as follows: 100,000 shares at $.01, and 150,000 shares at $.50. The options will vest on the same schedule as the LS options.

         5. Expenses - LS will pay your fuel and any highway tolls when you drive down from Canada to begin work in Amargosa, plus up to US $50/day lodging allowance and a flat US $25 per diem allowance for food enroute. While at Amargosa you will live in the DMI mobile home you inspected with utilities paid by DMI. You will be responsible for your food and any personal telephone calls.

         6. Security. LS, DMI and SWM and you will take such measures as are necessary to secure and protect the secrecy of the technology, which shall remain the property of LS, and SWM, including effecting such intellectual property filings with the appropriate international bodies as may be advised by counsel.

         7. Confidentiality. The parties to this agreement agree that it is confidential and highly sensitive and no disclosure of its terms can be made without the consent of both parties, except as may be required by government agencies such as tax or securities authorities.

         AGREED as of the date above first written:

                                                         LS CAPITAL CORPORATION


  /s/ Martin Blake                                      By:   /s/ Paul J. Montle
                            Paul J. Montle, President

                                                        DESERT MINERALS, INC.


                                                        By:   /s/ Paul J. Montle
                                                        Paul J. Montle, Vice
                                                            President

                                                        SWM VENTURES, INC.


                                                        By:/s/ Terry Christopher
Terry Christopher, President